AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 25, 2001
                                                      Registration No. 333-57422
--------------------------------------------------------------------------------


                       Securities and Exchange Commission
                             Washington, D.C. 20549
                                 ---------------
                               Amendment No. 2 to

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 ---------------

                                  IDACORP, Inc.
             (Exact Name of Registrant as Specified in Its Charter)

             Idaho                             6719                 82-0505802
(State or Other Jurisdiction of   (Primary Standard Industrial  (I.R.S. Employer
 Incorporation or Organization)    Classification Code Number)    Identification
                                    1221 West Idaho Street           Number)
                                   Boise, Idaho  83702-5627
                                        (208) 388-2200
               (Address, Including Zip Code, and Telephone Number,
        Including Area Code, of Registrant's Principal Executive Offices)
                              --------------------

           Jan B. Packwood                       J. LaMont Keen                Robert W. Stahman, Esq.
President and Chief Executive Officer       Senior Vice President -      Vice President, General Counsel and
            IDACORP, Inc.              Administration and Chief Financial             Secretary
       1221 West Idaho Street                       Officer                         IDACORP, Inc.
       Boise, Idaho 83702-5627                   IDACORP, Inc.                  1221 West Idaho Street
           (208) 388-2200                    1221 West Idaho Street            Boise, Idaho 83702-5627
                                            Boise, Idaho 83702-5627                 (208) 388-2200
                                                (208) 388-2200

                              William S. Lamb, Esq.
                     LeBoeuf, Lamb, Greene & MacRae, L.L.P.
                              125 West 55th Street
                            New York, New York 10019
                                 (212) 424-8000
         (Names, Addresses, Including Zip Codes, and Telephone Numbers,
                  Including Area Codes, of Agents for Service)
                              ---------------------
                                 With copies to:
                                 --------------
                            Elizabeth W. Powers, Esq.
                     LeBoeuf, Lamb, Greene & MacRae, L.L.P.
                              125 West 55th Street
                            New York, New York 10019
                                 (212) 424-8000

Approximate date of commencement of proposed sale of the securities to the public: At the effective date of the share exchange, which shall occur as soon as practicable after this registration statement is declared effective and the satisfaction or waiver of all conditions precedent to the share exchange.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General
Instruction G, check the following box..................................... |_|

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering................................|_|

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.......................................................|_|

--------------------------------------------------------------------------------


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                  Subject to completion, dated ________, 2001.

                                  IDACORP, INC.

            OFFER TO EXCHANGE SHARES OF COMMON STOCK OF IDACORP, INC.
                                       FOR
    UP TO 3,594,108 OUTSTANDING SHARES OF COMMON STOCK OF RMC HOLDINGS, INC.
                              --------------------

          This exchange offer and withdrawal rights will expire at midnight, Boise, Idaho time, on , 2001, unless we extend the exchange offer.

          IDACORP, Inc. is making this exchange offer only to certain shareholders of record of RMC Holdings, Inc. The shareholders of RMC excluded from this offer are IDACORP and the shareholders named on Annex A to Annex B to this prospectus. We are seeking to exchange up to 3,594,108 shares of RMC common stock in this offer for IDACORP common stock.

          For each share of RMC common stock, we are offering the number of shares of IDACORP common stock equal to:

          o    $1.7242, divided by

          o the average of the high and low sales prices of IDACORP common stock during a twenty-day pricing period, multiplied by

          o    one share of IDACORP common stock.


          The exchange values your RMC common stock at $1.7242, for a total value of $6,196,961 if you exchange all your shares.


          You may exchange any or all of your RMC common stock. We will issue up to an aggregate of 350,000 shares of IDACORP common stock in exchange for your shares of RMC common stock.


          We currently hold 12,657,453.49 shares of RMC, or approximately 66% of all outstanding RMC common stock. We may acquire additional RMC common stock through

          o    this exchange offer

          o purchasing additional shares from the excluded shareholders if you tender no shares

          o a combination of these two methods, if you tender fewer than 3,524,424 shares.

We will acquire from 81.26% to 84.73% of the outstanding shares of RMC common stock as a result of the combination of the exchange offer and additional purchases from the excluded shareholders that we are required to make if you tender fewer than 3,524,424 shares. Tendering RMC shareholders will own less than 1% in the aggregate of IDACORP common stock, if you tender all 3,594,108 shares.


          Our common stock trades on the New York Stock Exchange and Pacific Exchange under the symbol "IDA." On , 2001, the closing sales price for one share of our common stock was $_____.

                                  ------------

         You should carefully review the "Risk Factors" beginning on page 11 in connection with this exchange offer and your investment in shares of IDACORP common stock. We are not asking you for a proxy and you are requested not to send us a proxy.
                                  ------------

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of our common stock offered by this prospectus or has determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                  ------------

               The date of this prospectus is             , 2001.

          The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                Table of Contents

                                                                            Page

Questions and Answers About the Exchange Offer.................................1
Summary  ......................................................................5
Corporate Organization Chart..................................................10
Risk Factors..................................................................11
         Transactional Risks..................................................11
         Operational Risks....................................................12
Special Note on Forward-Looking Information...................................13
The Companies.................................................................14
         IDACORP, Inc.........................................................14
         RMC Holdings, Inc....................................................15
The Exchange Offer............................................................15
         Exchange Offer as Part of the Acquisition of RMC.....................15
         Consideration in the Exchange Offer for Offered Shares...............16
         Terms of the Exchange Offer..........................................16
         Procedure for Offering RMC Shares....................................17
         Letter of Transmittal................................................18
         Guaranteed Delivery..................................................18
         Determination of Validity; Rejection of Shares; Defects..............19
         Withdrawal Rights....................................................19
         Acceptance for Payment and Payment of Exchange Offer Consideration...20
         Certain Conditions of the Exchange Offer.............................20
         Additional Requirements to Completion of the Exchange Offer..........21
         Rights and Obligations...............................................21
         Exchange Agent.......................................................21
         Certain Effects of Transfer..........................................21
         Accounting Treatment and Source of Funds.............................21
         Conditions to IDACORP Obtaining the Consideration....................22
Reasons for the Exchange Offer................................................22
No Consents or Authorizations.................................................22
Federal Income Tax Consequences...............................................22
Backup Withholding............................................................24
Regulatory Requirements.......................................................24
Rights of Dissenting Shareholders.............................................24
Material Contacts with RMC....................................................24
Comparative Rights of IDACORP Shareholders and RMC Shareholders...............26
Material Interests of Affiliates..............................................34
Legal Opinions................................................................34
Experts  .....................................................................35
Where You Can Find More Information...........................................35
Exchange Agent........................................................Back Cover

ANNEXES

Annex A    ACQUISITION AGREEMENT.............................................A-1
Annex B    KEY SHAREHOLDERS AGREEMENT........................................B-1
Annex C    RECOMMENDATION OF RMC BOARD OF DIRECTORS..........................C-1
Annex D    OPINION OF DELOITTE & TOUCHE LLP..................................D-1
Annex E    PURCHASE AND SALE AGREEMENT.......................................E-1



                                       (i)

          This prospectus incorporates documents by reference which are not presented or delivered in these materials. The information incorporated by reference is deemed to be part of this prospectus. These documents contain important information about IDACORP and its financial condition. Please see "Where You Can Find More Information" on page 35 for a list of these documents. These documents, other than exhibits thereto, unless they are specifically incorporated by reference, are available without charge to any person to whom this prospectus is delivered, upon written or oral request to Robert W. Stahman, Esq., IDACORP, Inc., 1221 West Idaho Street, Boise, ID 83702, (208) 388-2200. If you would like copies, please request them by , 2001. In order to ensure timely delivery of the documents, you must request the information no later than five business days before the expiration of this exchange offer.


          You should read this prospectus carefully. It sets forth the terms and conditions of the exchange offer. It also describes the business and finances of IDACORP and the business of RMC. We have prepared this prospectus so that you will have the information necessary to make a decision about the exchange offer and whether to exchange your shares of RMC common stock for IDACORP common stock. We make no recommendation as to whether you should tender your shares of RMC common stock in this exchange offer.





                                      (ii)

                 Questions and Answers About the Exchange Offer

Q.   What is the exchange offer?.............................A.   We are offering to exchange shares of
                                                                  IDACORP common stock for part or all of the
                                                                  shares of RMC common stock, par value
                                                                  $0.0001 per share, held by certain shareholders
                                                                  of RMC.


Q.   What will I receive in this exchange offer?.............A.   We have valued your shares of RMC common
                                                                  stock at the time of calculation of the exchange
                                                                  ratio at $1.7242 per share.  The amount of our
                                                                  common stock that you will receive under this
                                                                  exchange offer, should you participate, will
                                                                  depend on the trading price of our common
                                                                  stock on the New York Stock Exchange during
                                                                  the pricing period for this exchange offer.

                                                                  For example, if the average trading price of
                                                                  IDACORP common stock is $34.48, for every
                                                                  20 shares of RMC common stock you hold you
                                                                  will receive one share of IDACORP common
                                                                  stock. If the average trading price of
                                                                  IDACORP common stock decreases, you will
                                                                  receive more shares of IDACORP common
                                                                  stock. If the average trading price of
                                                                  IDACORP common stock increases, you will
                                                                  receive fewer shares.


Q.   How do I participate in this exchange offer?............A.   In order to participate in this exchange offer,
                                                                  you must validly offer to IDACORP the number
                                                                  of shares of  RMC common stock which you
                                                                  wish to tender to IDACORP, and must not
                                                                  withdraw such shares, by midnight, Boise,
                                                                  Idaho time, on      , 2001, the scheduled
                                                                  expiration date of this exchange offer unless
                                                                  otherwise extended.

                                                                  In order for you to validly tender shares of
                                                                  RMC common stock, you must send a properly
                                                                  completed and signed letter of transmittal, or
                                                                  manually signed facsimile thereof, with any
                                                                  required signature guarantees, certificates for
                                                                  your RMC shares, and any other required
                                                                  documents to IDACORP. We must receive
                                                                  these materials prior to the expiration date. For
                                                                  more information, please see "The Exchange
                                                                  Offer -- Procedure for Offering RMC Shares"
                                                                  on page 17.


Q.   Would I have to turn in my current stock
     certificates?...........................................A.   Yes.  If you choose to participate in this
                                                                  exchange offer, you must turn in your RMC
                                                                  common stock certificates to us.  We are acting
                                                                  as our own exchange agent in connection with



                                                           1




                                                                  this exchange offer.  We will issue new
                                                                  certificates representing shares of IDACORP
                                                                  common stock in exchange for RMC
                                                                  certificates. We will pay for fractional shares
                                                                  of IDACORP common stock in cash. For more
                                                                  information, please see "The Exchange Offer -
                                                                  - Procedure for Offering RMC shares" on
                                                                  page 17.


Q.   When and how can I withdraw tendered
     shares?.................................................A.   You may withdraw any shares you have
                                                                  tendered at any time prior to the expiration date
                                                                  as it may be extended, and, unless we have
                                                                  accepted and paid for these shares, you may
                                                                  also withdraw any shares you have tendered at
                                                                  any time on or after , 2001.

                                                                  For a withdrawal to become effective, we must
                                                                  receive a written or facsimile transmission
                                                                  notice of withdrawal by the specified time. In a
                                                                  notice of withdrawal you must specify your
                                                                  name, the number of shares to be withdrawn
                                                                  and the name in which the certificates are
                                                                  registered, if different from your name. If you
                                                                  have delivered certificates for shares to be
                                                                  withdrawn to us, you must also indicate the
                                                                  serial numbers shown on the particular
                                                                  certificates evidencing the shares to be
                                                                  withdrawn.


Q.   May IDACORP elect, or be required, to
     extend the duration of this exchange offer?.............A.   Yes.  We may extend the length of this
                                                                  exchange offer and establish a new termination
                                                                  date.  However, there can be no guarantee that
                                                                  we will choose to do so.  We may also be
                                                                  required to extend the offer if there is a material
                                                                  change in the information contained in this
                                                                  document.  If we extend this exchange offer, we
                                                                  will make a public announcement and notify
                                                                  you by certified mail.  For more information,
                                                                  please see "The Exchange Offer -- Terms of
                                                                  the Exchange Offer" on page 16.


Q.   Has RMC's Board of Directors recommended
     that RMC's stockholders participate in the
     exchange offer?.........................................A.   Yes.  RMC's board of directors has determined
                                                                  that the terms of this exchange offer are fair and
                                                                  in the best interests of the RMC shareholders to
                                                                  whom this exchange offer is made.  As a result
                                                                  of the acquisition agreement between
                                                                  IDACORP and RMC, two of RMC's three
                                                                  directors resigned from the RMC board of
                                                                  directors and IDACORP named five new




                                                           2




                                                                  directors, who are all employees of IDACORP.
                                                                  For more information, please see "The
                                                                  Exchange Offer -- Exchange Offer as Part of
                                                                  the Acquisition of RMC" on page 15. The
                                                                  recommendation of RMC's board of directors is
                                                                  attached to this prospectus as Annex C.


Q.   How will the exchange offer affect my
     ownership of RMC common stock?..........................A.   If you choose to participate in this exchange
                                                                  offer, and offer your shares of RMC common
                                                                  stock for exchange, you will receive shares of
                                                                  IDACORP common stock and you will thereafter
                                                                  have an ownership interest in IDACORP.  For
                                                                  more information, please see "The Exchange
                                                                  Offer --Consideration in the Exchange Offer
                                                                  for Offered Shares" on page 16. If you offer to
                                                                  exchange all of your shares of RMC common
                                                                  stock under this exchange offer, you will no
                                                                  longer have any direct ownership interest in
                                                                  RMC, but will instead hold only an ownership
                                                                  interest in IDACORP. As a result, you will have
                                                                  no direct participation in any future growth of the
                                                                  value of RMC. Our common stock trades on the
                                                                  New York Stock Exchange and the Pacific
                                                                  Exchange under the symbol "IDA".

                                                                  Any shares of RMC common stock which you do
                                                                  not exchange will remain outstanding for the
                                                                  foreseeable future. These shares will retain any
                                                                  restrictions on transfer that they currently have.
                                                                  RMC common stock is not listed on any securities
                                                                  exchange nor is it registered under the Securities
                                                                  Act of 1934. These shares of RMC common
                                                                  stock may be entitled to assert dissenters' rights in
                                                                  connection with certain future RMC transactions.


Q.   How will this exchange offer affect stock
     dividends?..............................................A.   RMC does not pay any dividends on its
                                                                  common stock.  IDACORP currently pays
                                                                  dividends at the rate of $0.465 per quarter.
                                                                  Future dividends will depend on earnings,  cash
                                                                  requirements of IDACORP and other factors
                                                                  and are subject to declaration at the discretion
                                                                  of the Board of Directors.


Q.   What will RMC be called after this exchange
     offer?..................................................A.   RMC will continue to exist as RMC Holdings,
                                                                  Inc., an indirect subsidiary of IDACORP, for
                                                                  the foreseeable future following this exchange
                                                                  offer.


Q.   Who would manage RMC after this exchange
     offer?..................................................A.   Neither RMC nor IDACORP currently expects
                                                                  any change in the management of RMC or
                                                                  IDACORP as a result of this exchange offer.
                                                                  For more information, please see "The





                                                           3




                                                                  Exchange Offer -- Exchange Offer as Part of
                                                                  the Acquisition of RMC" on page 15.

Q.   Where can I find more information about
     IDACORP?................................................A.   You can find more information about
                                                                  IDACORP from various sources described
                                                                  under "Where You Can Find More
                                                                  Information" on page 35.

                                     Summary

          This summary highlights selected information from this prospectus and may not contain all of the information that is important to you. To understand this exchange offer fully and for a more complete description of the legal terms of this exchange offer, you should read carefully this entire prospectus, the registration statement, and the documents to which we have referred you. See "Where You Can Find More Information" on page 35 of this prospectus. Each item in this summary includes a page reference directing you to a more complete description of that item.

The Companies

IDACORP, Inc. (see page 14)
1221 W. Idaho Street
Boise, Idaho  83702-5627
Tel: (208) 388-2200


          We are a successor registrant to, and a holding company owning all of the outstanding common shares of, Idaho Power Company. Idaho Power is an electric public utility incorporated under the laws of the state of Idaho in 1989 as successor to a Maine corporation organized in 1915. Idaho Power is engaged in the generation, purchase, transmission, distribution and sale of electric energy in an approximately 20,000-square-mile area in southern Idaho and eastern Oregon, with an estimated population of 814,000. Idaho Power holds franchises in approximately 72 cities in Idaho and 10 cities in Oregon and holds certificates from the respective public utility regulatory authorities to serve all or a portion of 28 counties in Idaho and three counties in Oregon. Idaho Power owns and operates 17 hydroelectric power plants and shares ownership in three coal-fired generating plants. Idaho Power relies heavily on hydroelectric power for its generating needs and is one of the nation's few investor-owned utilities with a predominantly hydro base.


          IDACORP also owns all of the outstanding securities of one of the former non-utility subsidiaries of Idaho Power, Ida-West Energy Company. Ida-West was formed in 1989 as an independent power producer and currently holds investments in 12 operating hydroelectric plants with a total generating capacity of approximately 72 megawatts. A subsidiary of Ida-West operates and maintains ten of these plants. Ida-West owns a 50% interest in five hydroelectric projects in Idaho with a total generating capacity of 33.4 megawatts.

RMC Holdings, Inc.  (see page 15)
150 Federal Way, 4th Floor
Boise, Idaho  83705
Tel: (208) 336-9200

          RMC, an Idaho corporation, is a national internet service provider, offering traditional and high-speed Internet access services in both residential and business markets. RMC is developing its high-speed Velocitus broadband wireless internet service for business applications and is marketing this service to businesses across the western United States. The service is currently available in Boise and Pocatello, Idaho, and Spokane, Washington, and is planned to be expanded to 70 cities within the next two years.

The Exchange Offer (see page 15)

          We are offering to exchange with certain shareholders of RMC up to 3,594,108 shares of RMC common stock, par value $0.0001 per share, for shares of our common stock, without par value, in accordance with the terms and conditions contained in this prospectus. This exchange offer constitutes the third step of a series of transactions whereby IDACORP will acquire more than 80% of the issued and outstanding shares of common stock of RMC. This exchange offer applies to all shareholders of record of RMC, other than IDACORP and those excluded shareholders whose names are listed on Annex A to Annex B to this prospectus. We currently hold 12,657,453.49 shares of RMC common stock, comprising approximately 66% of all outstanding RMC common stock.

          For each RMC share of common stock, we are offering IDACORP common stock equal to:

         (i) $1.7242 divided by

         (ii) the average of the high and low sales price of IDACORP common stock, as reported on the New York Stock Exchange Composite Transactions reporting system as published in The Wall Street Journal or, if not published therein, in another authoritative source, between , 2001 and , 2001, multiplied by

         (iii) one share of IDACORP common stock.

          For any fractional share of IDACORP common stock due to you, you will receive a cash payment by check equal to (a) the fraction of IDACORP common stock resulting from the calculation above multiplied by (b) the closing price per share of IDACORP common stock, as reported on the New York Stock Exchange Composite Transactions reporting system as published in The Wall Street Journal or, if not published therein, in another authoritative source, on the date on which this exchange offer closes. This exchange values your RMC common stock at $1.7424 per share.

          This exchange offer will commence on , 2001, and will terminate at midnight, Boise, Idaho time, on , 2001. In order to participate in this exchange offer, we must receive your response within this time frame.

          If you exchange the maximum number of shares subject to this offer, we will own 84.73% of the RMC common stock. If you exchange fewer than 3,524,424 shares, we are required by the terms of an agreement with the excluded shareholders to purchase additional shares from them so that the total number of shares that we purchase in the exchange offer plus the additional shares equals 3,524,424 shares, resulting in an 84.37% ownership interest in RMC. The excluded shareholders hold a total of 2,927,946 shares of RMC common stock. So as long as you tender at least 596,478 shares of RMC common stock we will attain a 84.37% ownership interest. If you do not exchange at least 596,478 shares in the exchange offer, we must buy all shares held by the excluded shareholders. If you do not exchange any shares in the exchange offer, we would have an 81.26% ownership interest in RMC as a result of our purchase of all shares held by the excluded shareholders.

          If you choose to exchange any or all of your shares of RMC common stock under this exchange offer, then as soon as practicable after , 2001, you should follow the instructions on the accompanying letter of transmittal, which requires you to, among other things, send your share certificates to us. We are acting as the exchange agent in connection with this exchange offer. We will then send certificates representing the number of shares of our common stock to which you are entitled, or cash in lieu of fractional shares, to the address you specify in the letter of transmittal. Complete information about how you should participate in this exchange offer is included in the letter of transmittal and this prospectus. For more information, please see "The Exchange Offer -- Letter of Transmittal" on page 18.

          We may extend the exchange offer at any time in our sole discretion.

Certain Conditions of the Exchange Offer (see page 20)

          This exchange offer is not conditioned on the tender of a minimum number of shares nor is it conditioned on our ability to pay for the tendered shares because we already own the IDACORP common stock that we will exchange for the tendered RMC common stock. It is subject to the requirement that the key shareholders agreement attached as Annex B to this prospectus and the purchase and sale agreement between RMC and the key shareholders attached as Annex E to this prospectus remain in full force and effect and that no regulatory or other governmental authority purports, seeks or threatens to prohibit or restrict the exchange offer or impose material adverse terms on the exchange offer.

Reasons for the Exchange Offer (see page 22)

          We are undertaking this exchange offer and related transactions in an attempt to further our entry into non- utility-based services and products. The acquisition of RMC, a national internet company, accords with our business strategy of providing essential services to residential and business customers. We believe that RMC has good growth potential, and that we can operate RMC in such a way as to maximize this growth. We also believe that the pairing of the technical resources and experience of RMC with our financial success and strength will allow both companies to enter markets for internet service that neither could enter separately.

No Consents or Authorizations (see page 22)

          Under the Idaho Business Corporation Act, shareholders of RMC and IDACORP are not required to vote in connection with this exchange offer. No additional consents or authorizations are required of either party to complete this exchange offer.

Federal Income Tax Consequences (see page 22)

          RMC's tax advisor, Deloitte & Touche, LLP, is of the opinion that this exchange of RMC common stock for IDACORP common stock will, more likely than not, be considered to be a tax-free reorganization under the Internal Revenue Code. RMC has delivered to IDACORP an opinion from RMC's tax advisor to this effect subject to certain qualifications. For a copy of the opinion, please see Annex D to this prospectus. If the transaction is treated in this manner, you will not recognize any gain or loss from the exchange of your shares of RMC common stock for IDACORP shares, except to the extent that you receive cash in lieu of a fractional share. For capital gains purposes, the tax basis and holding period of the IDACORP common stock you receive will be the same as that of your RMC shares. In view of the individual nature of tax consequences, you should consult your own tax advisor as to the specific consequences of the exchange offer.


Regulatory Requirements (see page 24)

          This registration statement on Form S-4 must become effective and we must comply with certain state securities laws. No other state or federal regulatory requirements have to be complied with or approvals obtained in connection with this exchange offer.


Rights of Dissenting Shareholders (see page 24)

          There are no dissenters' rights that arise as a result of this exchange offer. Your choice as a shareholder of RMC common stock is either to participate in this exchange offer and exchange some or all of your RMC common stock for IDACORP common stock, or not to participate in this exchange offer and thus retain your RMC common stock.

Comparative Rights of IDACORP Shareholders and RMC Shareholders (see page 26)

          If you tender your shares, you will receive IDACORP common stock subject to the rights and restrictions contained in IDACORP's articles of incorporation, as amended, and bylaws. Both RMC and IDACORP are subject to the provisions of the Idaho Business Corporation Act. For a comparison of the shareholder rights of IDACORP and RMC, please refer to "Comparative Rights of IDACORP Shareholders and RMC Shareholders" on page 26.

IDACORP Per Share Market Price Information

          Our common stock, without par value, trades on the New York Stock and Pacific Exchanges under the symbol "IDA." As of December 31, 2000, there were 21,886 holders of record, and the year-end stock price was $49.06 per share.

          The outstanding shares of Idaho Power Company common stock, $2.50 par value, are held by IDACORP and are not traded. We became the holding company of Idaho Power Company on October 1, 1998.

          The following table shows the reported high and low sales price and dividends paid for the years 1999 and 2000, and the first quarter in 2001, as reported by The Wall Street Journal as composite tape transactions.

                                                                          IDACORP COMMON STOCK
CALENDAR QUARTERS                                            HIGH                LOW               DIVIDENDS
                                                                                                     PAID
-------------------------------------------------------------------------------------------------------------------
                                                                          (DOLLARS PER SHARE)
     1999
         First Quarter...............................          $36.50             $29.25               $0.465
         Second Quarter..............................          $33.63             $29.50               $0.465
         Third Quarter...............................          $32.00             $29.19               $0.465
         Fourth Quarter..............................          $31.25             $26.00               $0.465
     2000
         First Quarter...............................          $53.00             $25.94               $0.465
         Second Quarter..............................          $37.00             $31.00               $0.465
         Third Quarter...............................          $48.69             $32.38               $0.465
         Fourth Quarter..............................          $51.81             $43.38               $0.465
     2001
         First Quarter...............................          $49.38             $33.80               $0.465





     Selected Historical Financial Information

     Summary of Operations (Thousands of Dollars except for the per share amounts) of IDACORP


                                    Three months
                                       ended
                                      March 31,                            For the years ended December 31,
                                                                           --------------------------------
                                         2001         2000         1999          1998         1997          1996
                                         ----         ----         ----          ----         ----          ----
Operating revenues.............        $288,245   $1,019,353    $ 731,152      $795,087     $627,724      $598,065
Income from operations.........          67,837      261,663      199,050       193,423      191,746       193,768
Net income.....................          34,770      139,883       91,349        89,176       87,098        83,155
Earnings per average share                0.93
outstanding (basic and diluted)                         3.72         2.43          2.37         2.32          2.21
Dividends declared per share...           0.465         1.86         1.86          1.86         1.86          1.86

                                    At March 31,                                  At December 31,
Total long-term debt*..........         905,024      864,114      821,558       815,937      746,142       769,810
Total assets...................       4,001,399    4,039,706    2,640,371     2,456,819    2,451,816     2,328,738

*Excludes amount due within one year.

Per Share Information

          The following table summarizes per share information for IDACORP. The book value per share is computed by dividing total stockholders' equity by the number of common shares outstanding at the end of the period. You should read the information below in conjunction with the audited consolidated financial statements and accompanying notes that are incorporated by reference in this prospectus.


                                                                   IDACORP
December 31, 2000
Book Value per Share                                                $21.85
Cash Dividends Declared per Share                                   $1.86
Income per Share from Continuing Operations                         $3.72


                                  ------------


          The following table lists closing prices of IDACORP common stock on July 31, 2000, the last trading day before IDACORP announced its proposed offer, and on , 2001, the trading day just prior to the date of this prospectus.

                                             IDACORP Common Stock Closing Price
July 31, 2000                                                $37.125
       , 2001                                                $

                                  ------------


          This exchange offer is subject to certain important terms, conditions and limitations. You should read this entire document in order to understand your rights and obligations and the complete terms, conditions and limitations on this exchange offer.

                               [GRAPHIC OMITTED]

                                 (Abbreviated)











This chart reflects ownership in RMC before exchange offer.

This chart eliminates smaller subsidiaries of IDACORP and Idaho Power.

                                  Risk Factors

          In deciding whether to tender your RMC shares of common stock pursuant to this exchange offer, you should carefully consider the following risk factors, together with the information contained in this prospectus and the documents referred to herein. You should also be aware that the risks described below may not be the only risks relevant to your determination. Instead, these are the risks that we believe most material to your decision.

Transactional Risks

          We may not achieve the benefits we expect from the acquisition of RMC. This may have an adverse effect on our overall business, financial and operating results.

          We decided to pursue the acquisition of RMC with the expectation that the acquisition will result in benefits to our overall company arising out of adding RMC's operations to our existing operations. To realize any benefits from the acquisition of RMC, we will face the following post-exchange offer challenges:

          o    increasing the competitiveness of RMC's operations;

          o    implementing tax and cost savings;

          o retaining and assimilating the management and employees of RMC with our management and employees;

          o    retaining RMC's customers, suppliers and strategic partners;

          o    achieving full utilization of RMC's assets and resources;

          o developing and maintaining uniform standards, controls, procedures, policies and information systems; and

          o responding to any adverse changes in the economic, political or other conditions in the market in which RMC operates.

          If we do not successfully address these and other challenges, we may not realize the expected benefits of the acquisition of RMC and, as a result, our operating results and the market price of our common stock may be adversely affected. Further, we cannot assure you that our growth rate following the acquisition and the integration of RMC's operations with our existing operations will equal the historical growth rates we have experienced.

          Because we own approximately 66% of the outstanding RMC common stock and have appointed a majority of the board of directors, we can make decisions for RMC without your approval.

          No shareholder approval other than our own would be necessary to effect a merger or other extraordinary transaction involving RMC. Although we have no current plans to do so, we may in the future effect a merger with RMC under Idaho law which would enable us to acquire 100% of the outstanding RMC common stock. Under Idaho law, if we were to effect a merger, any RMC shareholder would have the right to dissent from the merger and obtain payment of fair value for his shares of RMC common stock.

          You may receive less than $1.7242 per share of RMC common stock because the price of IDACORP stock may decrease after the valuation period.

          The IDACORP stock that you receive in exchange for your shares of RMC common stock may be worth less than $1.7242 when you tender such shares. This is because the market price of IDACORP shares on the date you actually receive the IDACORP shares may be less than the average of the high and low selling prices over the measurement period.

          The Internal Revenue Service may not agree with the characterization of the transaction as a tax-free reorganization and you may owe taxes.

          The issuance of a tax opinion by Deloitte & Touche LLP does not guarantee that the Internal Revenue Service will agree with the characterization of the transaction as a tax-free reorganization. The more likely than not opinion reflects uncertainties in the tax treatment of the exchange as discussed more fully in "Federal Income Tax Consequences". A successful challenge by the Internal Revenue Service to the tax-free status of the reorganization would result in characterization of the transaction as a taxable sale by the RMC shareholders of their RMC common stock in exchange for shares of IDACORP common stock. In this event, each exchanging RMC shareholder would recognize gain or loss, measured by the difference between the fair market value on the date of the exchange of the IDACORP common stock and the shareholder's tax basis in the RMC common stock surrendered in exchange therefor. The gain or loss would be capital gain or loss, provided that the shareholder held the RMC stock as a capital asset on the date of the exchange; otherwise, the gain or loss would be ordinary gain or loss. In this situation, the shareholder's tax basis in the IDACORP common stock would be equal to its fair market value on the exchange date, and the shareholder's holding period in the IDACORP common stock would begin on the exchange date.

Operational Risks


          Reduced hydroelectric generation and the increase in the price of wholesale power we buy from the western United States electricity markets have significantly increased our operating costs, which could reduce our earnings and adversely affect the market price of our stock.


          Idaho Power's utility operations are being affected by the electricity market and generation conditions in the western United States. The tremendous increase in prices for purchased power result from the volatile western United States electricity markets. Purchased power volumes have increased because poor hydroelectric generating conditions have reduced hydrogeneration. The current mountain snowpack above Brownlee Reservoir, the main storage pool for Idaho Power's Hells Canyon hydro facilities, was at 32% of normal in May 2001. This indicates that Idaho Power's hydroelectric generation could be appreciably diminished in 2001.


          The California Power Exchange and the California Independent System Operator have not paid us for power we have sold to them, which could reduce our earnings and adversely affect the market price of our stock.


          With regard to our non-utility energy trading in the state of California, Idaho Power in January 1999 entered into a participation agreement with the California Power Exchange, a California non-profit public benefit corporation. The California Power Exchange operates a wholesale electricity market in California by acting as a clearinghouse through which electricity is bought and sold. Pursuant to the participation agreement, Idaho Power could sell power to the California Power Exchange under the terms and conditions of the California Power Exchange tariff. Under the participation agreement, if a participant in the California Power exchange defaults on a payment to the exchange, the other participants are required to pay their allocated share of the default amount to the exchange. The allocated shares are based upon the level of trading activity, which includes both power sales and purchases, of each participant during the preceding 3-month period.

          On January 18, 2001, the California Power Exchange sent us an invoice for $2.2 million - a "default share invoice" - as a result of an alleged Southern California Edison payment default of $214.5 million for power purchases. We made this payment. On January 24, 2001, we terminated the participation agreement. On February 8, 2001, the California Power Exchange sent a further invoice for $5.2 million, due February 20, 2001, as a result of alleged payment defaults by Southern California Edison, Pacific Gas and Electric Company, and others. However, because the California Power Exchange owed us $11.3 million for power sold to the California Power Exchange in November and December 2000, we did not pay the February 8 invoice.

          We believe the default invoices were not proper and that we owe no further amounts to the California Power Exchange. We intend to pursue all available remedies in our efforts to collect amounts owed to us by the California Power Exchange.

          On February 20, we filed a petition with the Federal Energy Regulatory Commission to intervene in a proceeding which requests the Federal Energy Regulatory Commission to suspend the use of the California Power Exchange charge back methodology and provides for further oversight in the implementation of the California Power Exchange's implementation of its default mitigation procedures.

          A preliminary injunction has been granted by a federal judge in the Federal District Court for the Central District of California enjoining the California Power Exchange from declaring any California Power Exchange participant in default under the terms of the California Power Exchange tariff. On March 9, 2001, the California Power Exchange filed for Chapter 11 protection with the U.S. Bankruptcy Court, Central District of California.

          In April 2001, Pacific Gas and Electric filed for bankruptcy. The California Power Exchange and the California Independent System Operator were also creditors of Pacific Gas and Electric Company. To the extent that Pacific Gas and Electric Company's bankruptcy filing affects the collectibility of our receivables from the California Power Exchange and the California Independent System Operator, our receivables from these entities are at greater risk.

          We have retained California counsel to represent the Company's interests in the ongoing California Power Exchange and Pacific Gas and Electric bankruptcies and discontinued energy trading with California entities in December 2000.

          At March 31, 2001, the California Power Exchange and the California Independent System Operator owe $29 million and $13 million respectively for energy sales we made to them in November and December 2000. We have accrued a reserve of $44 million against these receivable balances as well as against the $7 million of receivables from other less-than-investment grade entities.

          These reserves were calculated taking into account the continued deterioration of the California energy markets and, for the less-than-investment-grade receivables, by using a model that estimates the probability of default and the estimated recovery amounts of such receivables.

          Based on the reserves that we have recorded as of March 31, 2001, we believe that the future collectibility of these receivables would not have a significant adverse impact on operations or liquidity.

                   Special Note on Forward-Looking Information

          This document and the documents incorporated by reference in this document contain forward-looking statements that involve risks and uncertainties. We use words such as "believe," "expect," "anticipate," "intend," "plan," "foresee," "likely," "project," "estimate," "will," "may," "should," "future," "predicts," "potential," "continue" and similar expressions to identify these forward-looking statements.

          Our actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including those discussed in the section of this prospectus entitled "Risk Factors".

          You should rely only on the information contained or incorporated by reference in this document. We have not authorized anyone to provide you with information different from the information contained or incorporated by reference in this document. We are offering to sell, and seeking offers to buy, the securities offered by this document only in jurisdictions where offers and sales are permitted under the laws of those jurisdictions. The information contained in this document is accurate only as of the date of this document regardless of the time of delivery or of any sale of the securities offered by this document.

                                  The Companies

IDACORP, Inc.

          We are a holding company incorporated in 1998 under the laws of the state of Idaho. Our principal subsidiary is Idaho Power, an electric public utility that represents over 90 percent of IDACORP's total assets and substantially all of its operating revenues. In addition to Idaho Power and RMC, our other subsidiaries include Ida-West, an independent power project management and development company, IDACORP Energy Solutions, LP, a marketer of energy commodities, IDACORP Technologies, Inc., a developer of integrated fuel cell systems, IDACORP Financial Services, an affordable housing and real estate investment company, IDACOMM, a provider of telecommunications services, and IDACORP Services, a provider of energy related products and services. We sold another subsidiary, the Applied Power Company, in January 2001. As of December 31, 2000, we had 2,044 full-time employees.


          Idaho Power was incorporated under the laws of the state of Idaho in 1989 as successor to a Maine corporation organized in 1915. Idaho Power is engaged in the generation, purchase, transmission, distribution and sale of electric energy in an approximate 20,000-square-mile area in southern Idaho and eastern Oregon, with an estimated population of 814,000. Idaho Power holds franchises in approximately 72 cities in Idaho and ten cities in Oregon, and holds certificates from the respective public utility regulatory authorities to serve all or a portion of 28 counties in Idaho and three counties in Oregon. Through its interconnections with the Bonneville Power Administration and other utilities, Idaho Power has access to all the major electric systems in the western United States. Idaho Power's principal commercial and industrial customers are involved in elemental phosphorus production, food processing, phosphate fertilizer production, electronics and general manufacturing, lumber, beet sugar refining, and the skiing industry. As of December 31, 2000, Idaho Power supplied electric energy to 390,000 general business customers and had 1,713 full-time employees.


          Idaho Power owns and operates 17 hydroelectric power plants and shares ownership in three coal-fired generating plants. Idaho Power relies heavily on hydroelectric power for its generating needs and is one of the nation's few investor-owned utilities with a predominantly hydro base. Idaho Power has participated in the development of thermal generation in Wyoming, Oregon and Nevada using low-sulfur coal from Wyoming and Utah. With a predominantly hydroelectric base and low-cost coal-fired plants, Idaho Power has historically been one of the lowest rate providers of electric energy among the nation's investor-owned utilities.

          Idaho Power's operations, like those of other utilities in the Northwest, can be significantly affected by changing weather, precipitation and stream flow conditions. In 1993 a power cost adjustment mechanism was implemented in Idaho Power's Idaho jurisdiction. With the implementation of the mechanism, which incorporates a major portion of the operating expenses with the largest variation potential, net power supply costs, Idaho Power's operating results have become more dependent upon general regulatory, economic, temperature and competitive conditions and less on precipitation and stream flow conditions. Variations in energy usage by ultimate customers occur from year to year, from season to season and from month to month within a season, primarily as a result of weather conditions.

          Approximately 95% of our general business revenue and sales come from customers in the state of Idaho. For the year ended December 31, 2000, total revenues from residential customers accounted for 40% of total general business revenues. Commercial customers with less than a 1,000 kilowatt demand accounted for 23%, industrial customers with a 1,000 kilowatt demand or more accounted for 24%, and irrigation customers accounted for 13%.

          We incorporate information about IDACORP's officers and directors by reference to IDACORP's Annual Report on Form 10-K for the year ended December 31, 2000 and by reference to IDACORP's proxy statement, filed in connection with the annual meeting of shareholders held on May 17, 2001.

RMC Holdings, Inc.

          Founded in 1992, RMC is a national Internet service provider, offering traditional and high-speed Internet access services in both residential and business markets. RMC serves more than 30,000 subscribers, primarily in the western United States. Current product offerings include traditional dial up Internet access for both residential and business customers, ADSL Internet access at speeds of up to four megabytes, high speed leased lines and frame relay, Voice Over IP for Internet long distance services, wireless Internet access, prepaid services and public access services. RMC also provides The Internet BOSS(TM), a Virtual Internet Provider Service business, which allows corporations and organizations nationwide the ability to create an Internet service provider in a matter of weeks. RMC is developing its high-speed Velocitus broadband wireless Internet service for business applications and is marketing this service to businesses across the western United States. The service is currently available in Boise and Pocatello, Idaho, and Spokane, Washington, and is planned to be expanded to 70 cities within the next two years.

          RMC presently employs more than 100 people at its Boise, Idaho headquarters and satellite locations. RMC is on the World Wide Web at www.rmci.net, www.velocitus.net, www.theinternetboss.com and
www.1callingcard.net. As of           , 2001, there were 19,179,507 shares of
RMC common stock outstanding.


                               The Exchange Offer

Exchange Offer as Part of the Acquisition of RMC

          We are making this exchange offer to you as one of the steps involved in our efforts to obtain a greater than 80% controlling interest in RMC. On August 1, 2000, we entered into an acquisition agreement with RMC which, as amended on October 10, 2000, sets forth the terms of our proposed acquisition of a greater than 80% controlling interest in RMC. The acquisition agreement is incorporated by reference into this prospectus and is attached as Annex A to this prospectus.

          In the first step of the acquisition, on August 9, 2000, RMC issued, and we purchased in return for a note, 9,610,000 shares of RMC common stock. The purchase price per share was $1.7242, for a total purchase price of $16,569,562. After the completion of this first step, we held an approximately 50.10% interest in RMC. Additionally, we expanded the size of the board of directors of RMC from three directorships to six directorships. Thereafter, Shane Jimenez and Patti E. Lukes resigned from the RMC board of directors with Michael A. Lukes remaining, and IDACORP named five new directors to the board of directors of RMC, adding Jan B. Packwood, Richard Riazzi, J. LaMont Keen, Jim C. Miller and Michael M. Feiler. Mr. Lukes has participated as a director of RMC in the transactions subsequent to this first step.

          Next, we entered into a key shareholders agreement with RMC and certain named individuals who are both shareholders and employees of RMC. The key shareholders agreement, as amended on October 10, 2000, is attached as Annex B to this prospectus. The names of the shareholders who are a party to that agreement, and who are therefore excluded from participating in this exchange offer, can be found on Annex A thereto. Mr. Lukes, a director of RMC, is a party to this key shareholders agreement. This key shareholders agreement provided for the transfer to IDACORP by these shareholders of, initially, 51% of the RMC common stock held by each of them, in exchange for IDACORP common stock. For each share of RMC common stock transferred to us, the shareholder transferring that share received 0.0507 shares of IDACORP common stock, at a valuation at the time the calculation was made of $1.7242 per share. We may, in the future, acquire additional RMC common stock from these shareholders, as described in the next paragraph. At the completion of this second step, which occurred on November 6, 2000, we had acquired approximately 51% of the RMC common stock held by these shareholders, and we held at such time, and currently hold, 12,657,453.49 shares of RMC common stock, comprising approximately 66% of all outstanding RMC common stock. The key shareholders currently hold a total of 2,927,946 shares of RMC common stock. The remaining 3,594,108 shares of RMC common stock which are outstanding are held by you and are the subject of this exchange offer.

          This exchange offer constitutes the third step of our acquisition of a controlling interest in RMC. Under this exchange offer, we are offering to exchange up to all of your shares of RMC common stock. Under this exchange offer, you may exchange any number of shares of RMC common stock which you currently hold, up to and including all such shares. If you exchange the maximum number of shares subject to this offer, we will own 84.73% of the RMC common stock. If you exchange fewer than 3,524,424 shares, we are required by the terms of an agreement with the excluded shareholders to purchase additional shares from them so that the total number of shares that we purchase in the exchange offer plus the additional shares equals 3,524,424 shares, resulting in an 84.37% ownership interest. The excluded shareholders held a total of 2,927,946 shares of RMC common stock. As long as you tender at least 596,478 shares of RMC common stock, we will attain an 84.37% ownership interest. If you do not exchange at least 596,478 shares in the exchange offer, we must buy all shares held by the excluded shareholders. If you do not exchange any shares in the exchange offer, we would have an 81.26% ownership interest in RMC as a result of our purchase of all shares held by the excluded shareholders.

Consideration in the Exchange Offer for Offered Shares

          We are seeking to buy up to 3,594,108 shares of RMC common stock in this exchange offer for aggregate consideration of up to $6,196,961. This aggregate consideration reflects a value of $1.7242 per share of RMC common stock. We will pay for your shares in IDACORP common stock, except that fractional shares of IDACORP common stock will be paid in cash.

          For each share of RMC common stock that you validly offer to us, we will pay you:

          o    $1.7242 divided by

          o the average of the high and low sales prices of IDACORP common stock, as reported on the New York Stock Exchange Composite Transactions reporting system as published in The Wall Street Journal or, if not published therein, in another authoritative source, on each of the twenty consecutive trading days ending with the eleventh trading day immediately preceding the scheduled expiration date of this exchange offer, multiplied by

          o    one share of IDACORP common stock.

If the preceding calculation results in a fractional share of IDACORP common stock, we will pay you cash equal to (i) the fraction of IDACORP common stock resulting from the calculation above multiplied by (ii) the closing price per share of IDACORP common stock, as reported on the New York Stock Exchange Composite Transactions reporting system as published in The Wall Street Journal or, if not published therein, in another authoritative source, on the date on which this exchange offer closes.

          We may withhold from any consideration we pay you in this exchange offer such amounts as we may be required to deduct and withhold for the payment of withholding taxes under any provision of federal, state, local or foreign tax laws.

Terms of the Exchange Offer

          Upon the terms and subject to the conditions of this exchange offer, including the terms and conditions of any extensions or amendments, we will accept for payment and pay for up to 3,594,108 shares that you validly tender on or prior to the expiration date of this exchange offer and which you do not validly withdraw.


          We may extend this exchange offer at our option. If we materially change the terms of or information concerning the exchange offer, we will extend the exchange offer. We will also extend this exchange offer for any period required by any rule, regulation, interpretation or position of the SEC applicable to the exchange offer, including Rule 14e-1 of the Securities Exchange Act of 1934, as amended.


          Pursuant to the acquisition agreement, we may increase the consideration in this exchange offer and we may make any other changes in the terms and conditions of the exchange offer. However, unless previously approved by RMC in writing, we may not:

          o    decrease the exchange offer price;

          o    change the form of consideration payable in this exchange offer;

          o decrease the maximum number of shares sought pursuant to this exchange offer;

          o    add to or modify the conditions to this exchange offer; or

          o otherwise amend this exchange offer in any manner adverse to RMC's shareholders.

          If we extend, amend or terminate of this exchange offer, we will make a public announcement and notify you promptly as practicable in writing via certified mail to the address to which we sent the exchange offer. You may request that we send any notices to a different address.

          If the conditions indicated in the section captioned "Certain Conditions of Exchange Offer" on page 20 have not been met, we reserve the right, in our sole discretion, so long as shares of RMC common stock have not been accepted for exchange, to delay the acceptance of any shares of RMC common stock or to terminate the exchange offer and not accept for exchange any shares of RMC common stock.


          If we extend the exchange offer, are delayed in accepting any shares of RMC common stock or are unable to accept for exchange any shares of RMC common stock under the exchange offer for any reason, then, without affecting our rights under the exchange offer, we may retain all shares of RMC common stock tendered, subject to our obligation under Rule 14e-1(c) of the Securities Exchange Act of 1934 to pay the consideration offered or return the shares of RMC common stock deposited promptly after the termination or withdrawal of the exchange offer. For more information on withdrawal, please see "- - Withdrawal Rights" on page 19. Under no circumstances will we pay interest on any consideration due you pursuant to this exchange offer.


          The period during which we will hold this exchange offer open following a material change in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the changes in the terms or information. We anticipate that we would hold the offer open for a minimum of ten business days following a change in price or a change in the percentage of securities sought.

          RMC has provided us with RMC's shareholder list, a non-objecting beneficial owners list, if any, and security position listings, if any, for the purpose of disseminating this exchange offer to holders of shares of RMC common stock. This exchange offer and the letter of transmittal and other relevant materials will be mailed to record holders of shares and furnished to brokers, dealers, commercial banks, trust companies and similar persons, if any, whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of shares of RMC common stock.

Procedure for Offering RMC Shares

          For you to validly tender shares pursuant to this exchange offer, you must properly complete and sign the attached letter of transmittal, or a manually signed facsimile thereof, along with any required signature guarantees, certificates for your RMC shares and any other required documents and send these documents to us at the address set forth on the back cover of this exchange offer prior to the expiration date.

          You do not generally need a signature guarantee on the letter of transmittal if the letter of transmittal is signed by the registered holder of the shares tendered. However, if the holder has completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" in the letter of transmittal, or if shares are tendered for the account of a financial institution that is a member of the Securities Transfer Agents Medallion Program, the Stock Exchange Medallion Program or the New York Stock Exchange Medallion Signature Program, a signature guarantee is required.

          In order to participate in this exchange offer, you must validly offer the number of shares of RMC common stock which you wish to transfer to IDACORP, and must not withdraw such shares, by midnight, Boise, Idaho time, on , 2001, the scheduled expiration date of this exchange offer. You may withdraw any shares of RMC common stock which you offer for exchange up to this date. If you withdraw any or all of the shares which you initially offer, you may re-offer a part or all of these shares, in addition to any other shares of RMC common stock which you wish to exchange, prior to the expiration of this exchange offer by following the same procedure you used to initially offer your shares for exchange. In addition, we may extend the length of this exchange offer and establish a new termination date. For more information, please see "-- Terms of the Exchange Offer" on page 16.

          You may elect the method of delivery of your shares of RMC common stock, the letter of transmittal and all other required documents to us, but you will bear the risk if we do not receive these items. Instead of delivery by mail, we recommend that you use an overnight or hand delivery service. In all cases, you should allow sufficient time to assure delivery to us before the expiration date.

Letter of Transmittal

          Notwithstanding any other provision of this exchange offer, we will pay you for your shares of RMC common stock accepted for exchange only after we receive certificates for your shares and a properly completed and signed letter of transmittal or manually signed facsimile thereof.

          By executing the accompanying letter of transmittal, you irrevocably appoint designees of IDACORP as your true and lawful agent, in the manner set forth in the letter of transmittal, each with full power of substitution, to the full extent of your rights with respect to the shares tendered by you, and any and all other shares of RMC common stock or other securities or rights issued or issuable in respect of your shares of RMC common stock on or after the expiration date of this exchange offer, effective when, if and to the extent that we accept your shares for payment pursuant to this exchange offer. Upon acceptance for payment, all proxies you have given with respect to the shares so accepted or other securities or rights issued or issuable in respect of these shares will, without further action, be revoked, and you may give no subsequent proxies. The agent will, with respect to your shares, have the right to exercise all voting and other rights you may have as the agent in its sole discretion may deem proper in respect of any annual, special or adjourned meeting of RMC's shareholders, by consent in lieu of any such meeting or otherwise. In order for you to validly tender your RMC shares, we must be able to exercise full voting and other rights of these shares immediately after we accept your shares for payment.

          Our acceptance for payment of your RMC shares tendered pursuant to any of the procedures described above will constitute a binding agreement between you and us upon the terms and subject to the conditions of this exchange offer.

Guaranteed Delivery

          If you wish to offer shares of RMC common stock under this exchange offer and your certificates for these shares are not immediately available or time will not permit your certificates to reach us prior to the expiration date of the exchange offer, you may nevertheless tender and exchange your RMC shares for shares of our common stock, if you satisfy the following three conditions:

          o you must send, to the same address to which you would send your RMC common stock share certificates if they were available, as set forth in the attached letter of transmittal: (i) all items other than your RMC share certificates which you must complete and/or send to us under the terms of this exchange offer and the attached letter of transmittal and (ii) an affidavit, attesting to the fact that (I) you are the beneficial owner of the shares of RMC common stock, (II) your certificates for these RMC shares are not immediately available, or time will not permit the certificates to reach us prior to the expiration of this exchange offer, including an explanation of the reasons why, and (III) you are making all reasonable efforts to obtain your certificates and to send them to us in accordance with the instructions contained in this exchange offer and in the attached letter of transmittal;

          o you must deliver your certificates for your RMC shares to us within 15 days after the expiration date of this exchange offer in order to participate in this exchange offer. You will have no right to receive any shares of our common stock in exchange for RMC common stock offered in this exchange offer unless and until you have delivered to us your certificates representing your shares. If you do not or cannot deliver the certificates within this 15-day time period, then we will return all materials to you, and we will have no obligation to permit you to participate in this exchange offer; and

          o    you must satisfy all other conditions to this exchange offer.

Determination of Validity; Rejection of Shares; Defects

          We will determine, in our sole discretion, all questions as to the validity, form, eligibility, and acceptance for payment of any tendered shares of RMC common stock, and our determination will be final and binding. We reserve the absolute right to reject any or all tenders of any shares of RMC common stock that we determine are not in appropriate form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. Subject to the terms of the acquisition agreement as attached to this prospectus as Annex A, we also reserve the absolute right to waive any of the conditions of this exchange offer or any defect or irregularity in any tender with respect to any particular shares of RMC common stock or any particular RMC shareholder, and our interpretation of the terms and conditions of this exchange offer, including those of the accompanying letter of transmittal and its instructions, will be final and binding. No tender of shares of RMC common stock will be deemed to have been validly made until all defects or irregularities have been cured or expressly waived. None of IDACORP or any other person will be obligated to give notice of any defects or irregularities in tenders or incur any liability for failure to give any such notice.

Withdrawal Rights

          Tenders of shares made pursuant to this exchange offer will be irrevocable, except that you may withdraw any shares tendered at any time prior to the expiration date of this exchange offer, and, unless we have already accepted for payment and paid for your shares as provided herein, you may also withdraw your shares at any time on or after , 2001. For you to effectively withdraw your tendered RMC shares, we must timely receive a written or facsimile transmission notice of withdrawal at our address as set forth on the back cover of this exchange offer. Any notice of withdrawal must specify your name, the number of shares you wish to withdraw, and the name in which the certificates representing such shares are registered, if different from your name. If certificates for the RMC shares you wish to withdraw have been delivered or otherwise identified to us, you must also furnish to us the serial numbers shown on the particular certificates evidencing the shares you wish to withdraw prior to the physical release of these shares.

          If we extend this exchange offer, are delayed in our acceptance for payment of or payment for shares, or are unable to accept or pay for shares for any reason, then, without prejudice to our rights under this exchange offer, we may retain tendered shares and you may not withdraw such shares except as otherwise provided in this document, subject to our obligation to make prompt payment or to return the tendered securities promptly after the termination or withdrawal of the exchange offer.

          You may not rescind a withdrawal of your tendered shares, and any shares properly withdrawn will from then on be deemed not validly tendered for purposes of this exchange offer. However, you may re-tender withdrawn shares at any time prior to the expiration date of this exchange offer by following the procedures described in "-Procedure for Offering RMC Shares" on page 17.

          We will determine, in our sole discretion, all questions as to the form and validity, including time of receipt of notice of withdrawal, and our determination will be final and binding. Neither we nor any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of us incur any liability for failure to give any such notice.

Acceptance for Payment and Payment of Exchange Offer Consideration

          Upon the terms and subject to the conditions of this exchange offer, including if we extend or amend this exchange offer and the terms and conditions of any extension or amendment, we will accept for payment and pay for up to 3,594,108 shares of RMC common stock validly tendered prior to the expiration of this exchange offer and not properly withdrawn as soon as practicable after the expiration date. We will have sole discretion in determining whether these terms and conditions have been satisfied. Our determination will be final and binding on all tendering shareholders. For more information, please see "--Determination of Validity; Rejection of Shares; Defects" on page 19. We expressly reserve the right to delay acceptance for payment of, or payment for, shares in order to comply in whole or in part with any applicable law. If we desire to delay payment for shares exchanged pursuant to this exchange offer, and this delay would otherwise contravene Rule 14e-1(c) of the Exchange Act, we will extend this exchange offer so as not to contravene this rule. In all cases, we will only make payment for shares accepted for payment under this exchange offer after we receive in a timely manner certificates for shares and a properly completed and signed letter of transmittal or manually signed facsimile thereof.

          For purposes of this exchange offer, we will be deemed to have accepted for exchange, and thereby exchanged, validly tendered shares which are not withdrawn as of the expiration date of this exchange offer. Upon the terms and subject to the conditions of this exchange offer, we will make payment for shares so accepted for payment by mailing to the tendering shareholders certificates of our common stock in the amounts due to each of them in accordance with the terms of this exchange offer. We will make any payments in cash due to a shareholder for fractional shares of our common stock at that same time by mailing to the shareholder a check, payable to the shareholder. We may retain the amounts of any applicable backup withholding taxes.

          If for any reason we are delayed in accepting for payment of, or making payment for, any shares tendered under this exchange offer or we are unable to accept for payment or pay for tendered shares, then, without prejudice to any of our rights under this exchange offer, we may, nevertheless retain tendered shares, and you may not withdraw such shares except to the extent that you are entitled to withdrawal rights as described in "- - Withdrawal Rights" on page 19.

          In no circumstances will we pay interest on any consideration payable under this exchange offer by reason of any delay in making payment.

          If, prior to the expiration date of this exchange offer, we increase the consideration offered for tendered shares, we will pay such increased consideration for all shares accepted for payment under this exchange offer, whether or not such shares have been tendered or accepted for payment prior to the increase in the consideration.

Certain Conditions of the Exchange Offer

          Notwithstanding any other provision of this exchange offer, our obligation to accept for payment, and pay for, any shares tendered pursuant to this exchange offer is subject to the satisfaction or waiver of the following conditions:

          o the purchase and sale agreement, attached as Annex E to this prospectus, must remain in full force and effect;

          o the key shareholders agreement, attached as Annex B to this prospectus, must remain in full force and effect; and

          o no statute, rule, regulation, judgment, order, decree, ruling, injunction, or other action shall have been entered, promulgated or enforced by any governmental, quasi-governmental, judicial, self-regulatory or regulatory agency or entity or subdivision thereof with jurisdiction over RMC or IDACORP or any of their subsidiaries or any of the transactions contemplated by the acquisition agreement that purports, seeks, or threatens to (i) prohibit, restrain, enjoin, or restrict in a material manner, the purchase and sale of any shares as contemplated by the acquisition agreement, or (ii) impose material adverse terms or conditions upon the purchase and sale of any shares as contemplated by the acquisition agreement.

Additional Requirements to Completion of the Exchange Offer

          In connection with this exchange offer, and before this exchange offer may be completed, we must fulfill certain additional requirements including:

          o    we must provide you with this exchange offer; and

          o we must comply with the securities laws of certain states of which shareholders of RMC are citizens, and which laws are applicable to us as a result of this exchange offer. These states are Idaho, Arizona, California, Colorado, Nevada, Oregon, Utah, Virginia, Hawaii, Washington and Pennsylvania.

Rights and Obligations

          This exchange offer is not an offer for all the outstanding shares of RMC common stock. This offer only extends to those shareholders of RMC other than IDACORP and those shareholders of RMC listed on Annex A to Annex B. For more information, please see "-- Exchange Offer as Part of the Acquisition of RMC" on page 15.

Exchange Agent

          You should send the letter of transmittal, certificates for shares of RMC common stock and any other required documents to IDACORP at the address provided on the back cover.

Certain Effects of Transfer

          Should you choose to participate in this exchange offer, and offer your shares of RMC common stock for exchange, you will receive shares of our common stock and cash in lieu of fractional shares, if any, in an amount as described in this exchange offer. If you offer to exchange all of your shares of RMC common stock under this exchange offer, you will no longer have any direct ownership interest in RMC, but will instead only hold an ownership interest in IDACORP. As a result, you will have no direct participation in any future growth of the value of RMC. We currently plan to hold RMC as an indirect subsidiary following this exchange offer. Our common stock trades on the New York Stock Exchange and the Pacific Exchange under the symbol "IDA."

          Any shares of RMC common stock which are not exchanged under this exchange offer will remain outstanding for the foreseeable future and will also retain any restrictions on transfer. In the event that certain transactions take place in the future, you may be entitled to assert dissenters' rights with respect to your shares of RMC common stock.

Accounting Treatment and Source of Funds

          We will account for the transactions described in this exchange offer as a purchase. As of April 30, 2001, 200,000 shares of our common stock have been purchased in the open market for possible exchange in this exchange offer, for a total price of $8,044,413. This repurchased stock represents approximately 0.5% of the outstanding shares of our common stock as of April 30, 2001. This IDACORP common stock was acquired during the period of September 18, 2000 through March 23, 2001, and we used cash on hand to purchase the stock. We did not use any borrowed funds to repurchase our common stock for this exchange offer.

Conditions to IDACORP Obtaining the Consideration

          As we currently own the IDACORP common stock we will transfer to you under this exchange offer, if you choose to participate in this exchange offer, there are no conditions precedent to our obtaining the consideration for the exchange offer.



                         Reasons for the Exchange Offer

          We have undertaken this exchange offer and the related transactions set forth in the acquisition agreement in connection with our acquisition of RMC in an attempt to further our entry into non-utility-based services and products. The acquisition of RMC, a regional internet company, is in accordance with our business strategy of deriving a greater share of our income by providing essential services to residential and business customers. We believe that RMC has good growth potential, and that we can operate RMC in such a way as to maximize this growth. We believe that the pairing of the technical resources and experience of RMC with our financial success and strength will allow both companies to enter markets for internet service that neither could enter separately.

          This exchange offer is structured to assist us in obtaining control of at least 80% of the outstanding shares of RMC common stock (i) so as to be eligible to file a consolidated federal income tax return with RMC and (ii) so that the exchange of RMC common stock for IDACORP common stock by the RMC shareholders may be afforded tax-free treatment by the Internal Revenue Service.

          Although we have no current plans to do so, we may in the future effect a merger with RMC under Idaho law which would enable us to acquire 100% of the outstanding RMC common stock. Because even prior to this exchange offer we own a majority of the outstanding RMC common stock, no shareholder approval other than our own would be necessary to effect such a merger. Under Idaho law, if we were to effect a merger, any RMC shareholder would have the right to dissent from the merger and obtain payment of fair value for shares of RMC common stock.


                          No Consents or Authorizations

          Under the Idaho Business Corporation Act, no vote by the shareholders of either RMC or IDACORP is required in connection with this exchange offer. No additional consents or authorizations from either party are necessary for the consummation of this exchange offer.


                         Federal Income Tax Consequences

          The following are the material United States federal income tax considerations of the exchange of common stock of RMC for shares of common stock of IDACORP pursuant to the exchange offer. This discussion is based upon an opinion provided to RMC by Deloitte & Touche LLP, as attached to this prospectus as Annex D.

          Deloitte & Touche LLP are the independent auditors for IDACORP and Idaho Power Company. The fees paid or payable to Deloitte & Touche LLP for services rendered to IDACORP in 2000 are incorporated by reference to the proxy statement for the annual meeting held on May 17, 2001. Deloitte & Touche LLP has also been retained as independent auditors for RMC for the year ended December 31, 2000 but has not commenced such audit.

          The opinion states that the exchange of RMC common stock for IDACORP common stock will, more likely than not, be considered a tax-free reorganization under the Internal Revenue Code, subject to certain qualifications. The opinion relies upon currently existing provisions of the Internal Revenue Code, United States Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect on the date of the opinion and all of which are subject to change, possibly on a retroactive basis. The "more likely than not" opinion reflects uncertainties in the tax treatment of the exchange. These uncertainties are caused by the strict tax rules for stock-for-stock exchanges and the absence of controlling legal authorities addressing certain factual aspects of IDACORP's multiple-step acquisition of RMC. The facts at issue include IDACORP's purchase of RMC stock from RMC for a note and the key shareholders' retention of RMC stock as described above. Neither this discussion nor the opinion of Deloitte & Touche LLP is binding on the Internal Revenue Service. Therefore, there is no assurance that the Internal Revenue Service will not take positions contrary to those taken in this discussion and in the underlying opinion, and no ruling from the Internal Revenue Service has been or will be sought.

          This discussion does not address all of the United States federal income tax considerations that may be relevant to you in light of your individual circumstances, nor does it address the United States federal income tax considerations that may be relevant to shareholders subject to special rules. Shareholders are urged to consult their own tax advisors as to the particular United States federal income tax consequences to them of exchanging RMC common stock for IDACORP common stock, as well as the possible tax consequences under state, local, foreign and other tax laws, and the possible effects of changes in tax laws.

          The proposed exchange is intended to qualify for federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code, and in the opinion of Deloitte & Touche LLP, the proposed exchange more likely than not will qualify as a reorganization within the meaning of the Internal Revenue Code. In rendering its opinion, Deloitte & Touche LLP has relied upon the accuracy and completeness of representations made to Deloitte & Touche LLP by RMC and IDACORP regarding the transaction. The opinion also assumes that the reorganization will be consummated as described herein.

          Based upon the qualification of the reorganization as a reorganization within the meaning of Section 368 of the Internal Revenue Code, the federal income tax consequences will be as follows:

          o RMC shareholders will recognize no gain or loss upon the receipt of IDACORP common stock solely in exchange for their RMC common stock, except as to the receipt of cash in lieu of a fractional share of IDACORP common stock;

          o an RMC shareholder's basis in IDACORP common stock received under the exchange offer will be the same as the shareholder's basis in the RMC common stock immediately prior to the exchange;

          o an RMC shareholder's holding period for any IDACORP common stock received under the exchange offer will include the holding period of the RMC common stock tendered in exchange therefor, provided that the shareholder held its RMC common stock as a capital asset on the date of the exchange; and

          o RMC shareholders will recognize gain or loss upon the receipt of cash in lieu of fractional shares of IDACORP common stock, and such gain or loss will be capital gain or loss, provided the shareholders hold their RMC common stock as a capital asset on the date of the exchange.

          The issuance of a tax opinion by Deloitte & Touche LLP is no guarantee that the Internal Revenue Service will agree with the characterization of the reorganization as a tax-free reorganization. A successful challenge by the Internal Revenue Service to the tax-free status of the reorganization would result in characterization of the transaction by the Internal Revenue Service as a taxable sale by the RMC shareholders of their RMC common stock in exchange for the shares of IDACORP voting common stock. In this event, each exchanging RMC shareholder would recognize gain or loss, measured by the difference between the fair market value on the date of the exchange of the IDACORP voting common stock and the shareholder's tax basis in the RMC common stock surrendered in exchange therefor. The gain or loss would be capital gain or loss, provided that the shareholder held the RMC stock as a capital asset on the date of the exchange. In this situation, the shareholder's tax basis in the IDACORP voting common stock would be equal to its fair market value on the exchange date, and the shareholder's holding period in the IDACORP voting common stock would begin on the exchange date.



                               Backup Withholding

          Payments in connection with this exchange offer may be subject to backup withholding at a rate of 31%, unless an RMC shareholder (i) provides a correct taxpayer identification number which, for an individual shareholder, is the shareholder's social security number and any other required information to the paying agent, or (ii) is a corporation or comes within certain exempt categories and, when required, demonstrates this fact, and otherwise complies with applicable requirements of the backup withholding rules. An RMC shareholder who does not provide a correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against the holder's federal income tax liability. You should consult with your own tax advisor as to your qualification for exemption from backup withholding and the procedure for obtaining exemption.

          RMC shareholders may prevent backup withholding by completing the Substitute Form W-9 included in the letter of transmittal. For more information, please see the letter of transmittal accompanying this prospectus.



                             Regulatory Requirements

          This registration statement on Form S-4 must become effective and we must comply with certain state securities laws. No other state or federal regulatory requirements have to be complied with or approval obtained in connection with the exchange offer.



                        Rights of Dissenting Shareholders

          There are no dissenters' rights that arise as a result of this exchange offer. Your choice as a shareholder of RMC common stock is to either participate in this exchange offer and tender all or some of your RMC common stock shares for IDACORP common stock shares, or not to participate in this exchange offer and thus retain your RMC common stock shares.



                           Material Contacts with RMC

Transactions

          In the past two years, there have been no transactions between IDACORP and its executive officers and directors and either (a) RMC or any of its affiliates, where the aggregate value of the transactions is more than one percent of RMC's consolidated revenues for the fiscal year when the transaction occurred, or the past portion of the current fiscal year, if the transaction occurred in the current year or (b) any executive officer, director or affiliate of RMC that is a natural person, where the aggregate value of the transaction or series of similar transactions with that person exceeded $60,000, other than the transactions set forth or referenced in "-- Significant Corporate Events" below.

Significant Corporate Events

          On August 1, 2000, we entered into an acquisition agreement with RMC, as amended and attached hereto as Annex A, which provided for a series of transactions and the execution of a series of agreements which collectively provided for the acquisition by us, in return for a note, of 9,610,000 newly issued shares of RMC common stock. We purchased those shares on August 9, 2000 for a price per share of $1.7242, for a total price of $16,569,562. After the completion of this purchase, the first step of our acquisition of a controlling interest in RMC, we held an approximately 50.10% interest in RMC. As a further result of this first step, the size of the board of directors of RMC was expanded from three directorships to six directorships. Thereafter, Shane Jimenez and Patti E. Lukes resigned from the RMC board of directors, and we named five new directors to the board of directors of RMC, adding Jan B. Packwood, Richard Riazzi, J. LaMont Keen, Jim C. Miller and Michael M. Feiler, all employees of IDACORP or its subsidiaries.

          In connection with the acquisition agreement, we entered into a key shareholders agreement with RMC and the individuals listed on Annex A to Annex B to this prospectus, all of whom are both shareholders and employees of RMC. The key shareholders agreement is attached to this prospectus as Annex B. The key shareholders agreement provided for the initial transfer to us by these shareholders of 51% of the RMC common stock held by each of them, in exchange for our common stock. For each share of RMC common stock transferred to us, the shareholder transferring that share received 0.0507 shares of our common stock, each share of which was worth, at the time the calculation was made for this fractional share, $1.7242. At the completion of this second step, which occurred on November 6, 2000, we had acquired approximately 51% of the RMC common stock held by these shareholders, and we held at such time, and currently hold, 12,657,453.49 shares of RMC common stock, comprising approximately 66% of all shares of RMC common stock.

          The key shareholders agreement provides that we must acquire an amount of additional shares from the parties to the key shareholder agreement in the event that we do not obtain at least 3,524,424 shares of RMC common stock in this exchange so that after the exchange offer and the acquisition of the additional shares, we will own at least 81.26% of the RMC common stock.

          The acquisition agreement and key shareholders agreement, in conjunction with this exchange offer, constitute the three steps through which we will acquire at least an 80% controlling interest in RMC.

          Furthermore, and also as a result of the acquisition agreement, RMC has entered into an employment agreement with each of the shareholders listed on Annex A to Annex B and Patti Lukes. For more information, please see "-- Employment Agreements" on page 25. Additionally, RMC has entered into a purchase and sale agreement with the same persons who are parties to the key shareholders agreement. For more information, please see "-- Purchase and Sale Agreement" on page 25.

          We initiated the negotiations with respect to each of these agreements.

Employment Agreements

          In connection with the acquisition of a controlling interest in RMC, and pursuant to the acquisition agreement and the key shareholders agreement, RMC has entered into employment agreements with each of the shareholders listed on Annex A to Annex B to this prospectus and with Patti Lukes. These agreements generally provide for the continued employment of these individuals with RMC, the terms of such employment, each individual's salary and bonuses and circumstances under which the individual's employment may be terminated. The entering into of these employment agreements and their continuation in full force and effect are conditions precedent to the beginning of, and the completion of, this exchange offer. For more information, please see " -- Certain Conditions of the Exchange Offer" on page 20.

Purchase and Sale Agreement

          Also in connection with the acquisition of a controlling interest in RMC, although a separate transaction, RMC and the shareholders listed on Annex A to Annex B to this prospectus entered into a purchase and sale agreement on August 1, 2000. The purchase and sale agreement is attached as Annex E to this prospectus. The purchase and sale agreement provides that, commencing in 2003, these shareholders shall have the opportunity to sell to RMC, and RMC shall be obligated to buy, a portion of each of these shareholder's shares of RMC common stock each year for four years. The purchases and sales will only occur if certain financial criteria are met by RMC, and, except in certain circumstances, if the selling shareholder is still employed by RMC at the time when the right to sell his or her shares of RMC common stock arises. The consideration which will be paid each year to these shareholders for their shares of RMC common stock will be determined by a formula which takes into account, among other things:

          o RMC's consolidated audited net income after tax for the previous fiscal year;

          o the projected growth rate of RMC's net income for all following years;

          o    a discount rate of 20%;

          o the number of outstanding shares of RMC common stock as of the end of the previous year; and

          o    an option price discount of 80%.



         Comparative Rights of IDACORP Shareholders and RMC Shareholders

          When this exchange offer is complete, RMC shareholders who participate in this exchange offer will become shareholders of IDACORP. The rights of IDACORP shareholders are governed by our articles of incorporation, as amended, and our bylaws, which differ in certain material respects from the RMC articles of incorporation, as amended, and the RMC bylaws. Idaho is the jurisdiction of incorporation for both IDACORP and RMC, and the Idaho Business Corporation Act applies to both companies.


          The following is a summary of material differences between the rights of our shareholders and RMC shareholders. The summary is not a complete statement of the rights of the stockholders of the two companies or a complete description of the specific provisions referred to below. Please refer to the governing corporate instruments of IDACORP and RMC for complete statements. Copies of the governing corporate instruments of IDACORP are available, without charge, to any person, including any beneficial owner to whom this prospectus is delivered, by following the instructions listed under "Where You Can Find More Information" on page 35.


Authorized Capital Stock and Par Value


                         IDACORP                                                        RMC

We are authorized to issue 140,000,000 shares of                     RMC is authorized to issue 75,000,000 shares of
IDACORP capital stock, consisting of 20,000,000                      RMC capital stock, consisting of 50,000,000 shares
shares of preferred stock, without par value and                     of common stock at $0.0001 par value and
120,000,000 shares of common stock, without par                      25,000,000 shares of preferred stock at $0.0001 par
value.  Our board of directors may issue the preferred               value.
stock in series and our board has the authority to
determine, for any such series, the voting powers,
designations, preferences, limitations, restrictions and
relative rights thereof within the limitations set forth
in the articles or as provided by law.

Number and Election of Directors


                         IDACORP                                                        RMC

Our articles of incorporation, as amended, and bylaws                Article IV of RMC's bylaws provides that there are

                                                        26




collectively provide: (i) that the board of directors                currently nine authorized directorships on the RMC
will consist of not less than nine nor more than fifteen             board of directors. The bylaws state that RMC's
persons who will be elected by the shareholders,                     board of directors may range from between three and
except as otherwise provided for in the bylaws;                      nine directors, each of whom is elected for a three
(ii) for the division of the board into three classes,               year term. Only the shareholders may change the
which will be as nearly equal in number as possible,                 range for the size of the board of directors or change
with directors in each class being elected for a                     from a variable-range size board to a fixed-size board.
three-year term; and (iii) that no decrease in the                   Any decrease in the number of directorships cannot
number of directorships will shorten the term of any                 shorten the term of any director then in office.
director then in office.


Removal of Directors


                         IDACORP                                                        RMC

Directors who reach the age of 70 are automatically                  RMC shareholders may remove any director with or
retired from the IDACORP board of directors.                         without cause unless the articles of incorporation
Otherwise, a director may only be removed by the                     require cause.  The RMC articles of incorporation do
shareholders for cause, at a meeting called for the                  not require cause.  A director may only be removed
purpose of removing such director and with explicit                  by the shareholders at a meeting called for that
notice of this purpose.  Removal requires an                         purpose following notice.  Removal requires that the
affirmative vote of not less than two-thirds of the                  votes cast in favor of removal exceed those cast
outstanding shares entitled to vote in elections for                 against removal.
directors.

Vacancies on the Board of Directors


                         IDACORP                                                        RMC

Any vacancies on our board of directors, whether                     RMC's bylaws provide that, unless the articles of
created from any increase in the authorized number of                incorporation provide otherwise, vacancies on the
directors or any other reason, are filled by a two-                  RMC board of directors created from any increase in
thirds vote of the remaining directors then in office,               the number of directors, or any other vacancies in the
or the sole vote if only one remaining director, even                board of directors, may be filled by a majority vote of
though less than a quorum.  Directors chosen to fill                 the remaining directors then in office, even though
vacancies resulting from an increase in the authorized               less than a quorum or, at the option of  the majority
number of directors may hold office until the next                   of remaining directors, may be filled by the
election of directors by shareholders.  Directors                    shareholders.   A director elected to fill a vacancy
chosen to fill other vacancies hold office for the term              shall be elected for the unexpired term of his
expiring at the annual meeting at which the term of                  predecessor in office.  The articles of incorporation
the class to which they have been elected expires.                   have no provisions to the contrary.

Dividends


                         IDACORP                                                        RMC



                                                        27





Subject to the prior rights, if any, of holders of our               The RMC board of directors may, subject to any
preferred stock or any class of stock hereafter                      restrictions of its articles of incorporation and the
authorized, the board of directors may from time to                  limitations in section 30-1-640(3) of the Idaho
time declare dividends out of any tangible or                        Business Corporation Act, declare dividends at any
intangible property legally available for this purpose.              regular or special meeting. The articles of
                                                                     incorporation do not restrict the payment of
                                                                     dividends.  RMC has not historically paid any
                                                                     dividends.

Voting Rights


                         IDACORP                                                        RMC

Each share of our common stock entitles its holder to                Each share of RMC stock, regardless of class, entitles
one vote upon all matters upon which our                             its holder to one vote on each matter voted on at a
shareholders may vote.  Holders of our preferred                     shareholders' meeting.  Shareholders do not have the
stock do not have any right to vote except as                        right to cumulate their votes in the election of RMC
otherwise provided by law or established by our                      directors.
board of directors.  Holders of our common stock do
not have cumulative voting rights in the election of
directors.

Liquidation Rights


                         IDACORP                                                        RMC

Upon any dissolution, liquidation or winding up of                   RMC's articles of incorporation and bylaws do not
IDACORP, whether voluntary or involuntary, any of                    address liquidation rights and therefore any
our net assets available for distribution to our                     distribution upon dissolution, liquidation or winding
shareholders must be distributed ratably to our                      up of RMC would be governed by the Idaho Business
common stock shareholders, subject to the prior                      Corporation Act, which provides for a distribution of
rights, if any, of our preferred stock shareholders or               assets to shareholders in accordance with their
the holders of any class of stock hereafter authorized.              interests.

Preemptive Rights and Other Rights


                         IDACORP                                                        RMC

Our common shareholders do not have preemptive                       RMC's common stock holders do not have
rights. In addition, our common stock is not subject                 preemptive rights. In addition, RMC's common
to redemption and does not have any conversion or                    stock is not subject to redemption and does not have
sinking fund provisions.                                             any conversion or sinking fund provisions.

Annual Meeting of Shareholders


                         IDACORP                                                        RMC

The annual meeting for our shareholders is held on                   The annual meeting for RMC shareholders is held on


                                                        28




the first Wednesday in May or as otherwise                           the second Tuesday in the month of October or as
designated by the board of directors.                                otherwise designated by the board of directors.


Shareholder Action by Written Consent


                         IDACORP                                                        RMC

Shareholders may take any action required or                         Shareholders may take any action required or
permitted under Idaho law to be taken at an annual or                permitted by the Idaho Business Corporation Act to
special meeting of shareholders without a meeting,                   be taken at a shareholders meeting without a meeting
without prior notice, and without a vote, if consents                if the action is taken by all of the shareholders entitled
in writing and setting forth the action taken are signed             to vote on the action. The action must be evidenced
by the holders of all of the outstanding shares of stock             by one or more written consents describing the action
entitled to vote on the matter.                                      taken, signed by all shareholders entitled to vote on
                                                                     the action and delivered to the corporation for
                                                                     inclusion in the minutes or filing with the corporate
                                                                     records.

Amendment to Incorporating Instruments


                         IDACORP                                                        RMC

We have the right to amend, alter, change or delete                  RMC's bylaws and articles of incorporation are silent
any provision contained in our articles of                           with respect to amendment of its articles of
incorporation, as amended, in accordance with the                    incorporation and therefore any amendments must be
requirements of our articles or any applicable law.                  effected in accordance with the Idaho Business
Any effort to amend, alter, change, repeal, substitute,              Corporation Act, which provides that the board of
add to, or adopt any provision inconsistent with our                 directors may make certain administrative changes but
articles governing our board of directors and                        that all other changes must be approved by a majority
amendment processes must be approved by at least                     of shareholders entitled to vote.
80% of the voting power of all outstanding
IDACORP shares entitled to vote on the election of
directors, voting together as a single class, unless
such action is recommended by the affirmative vote of
two-thirds of the board of directors without any
affiliation with an "interested shareholder" under
Idaho law.  Our articles of incorporation, as
amended, may not be amended in any manner which
would materially alter or change the powers,
preferences or special rights of A Series preferred
stock.

Amendment to Bylaws


                         IDACORP                                                        RMC

Our board of directors may alter, amend, change, add                 RMC's board of directors may amend or repeal the
to, repeal or substitute provisions in the bylaws by                 bylaws unless (a) RMC's articles of incorporation or
affirmative vote of a majority of the board, unless the              the Idaho Business Corporation Act reserves the
articles, the bylaws or Idaho law provides otherwise.                exclusively to RMC's shareholders or (b) the


                                                        29




Shareholders may amend, alter, change, add to,                       shareholders in amending or repealing a bylaw
repeal or substitute provisions by the affirmative vote              expressly provide that the board of directors may not
of a majority of shares entitled to vote thereon if                  amend or repeal that bylaw. RMC's articles of
notice of such action is contained in the notice of the              incorporation do not reserve the right to amend or
meeting, except that amendment or similar action                     repeal to shareholders. The Idaho Business
pertaining to amendment procedures, transaction of                   Corporation Act provides that a bylaw that fixes a
business at a shareholders' meeting, or the board of                 greater quorum or voting requirement for the board of
directors requires an affirmative two-thirds vote of all             directors may only be amended by the shareholders if
shares entitled to vote.  No change of the date for the              originally adopted by the shareholders. The
annual meeting of the shareholders shall be made by                  shareholders may amend or repeal the bylaws even
the shareholders within the thirty day period                        though the bylaws may also be amended or repealed
preceding the date currently designated, unless                      by the board of directors. Any repeal or modification
consented to in writing or approved at any meeting of                of Article X of the bylaws concerning indemnification
the shareholders by a majority of the shares entitled to             of directors and officers, may only operate
vote thereon.  Amendment of any indemnfication                       prospectively and may not affect rights under Article
provision of the bylaws may not be retroactive in                    X in effect at the time of any alleged occurrence of an
effect.                                                              action or omission to act that is the cause of any
                                                                     proceeding against a director or officer.

Calling of Special Meeting of Shareholders


                         IDACORP                                                        RMC

A special meeting of the shareholders may be called at               A special meeting of the shareholders may be called at
any time by the president, a majority of the board of                any time by the president, the chief executive officer,
directors, the chairman of the board of directors, or                the board of directors, or the holders of at least 33%
the holders of not less than 20% of all the shares                   of all shares entitled to be cast on any issue proposed
entitled to vote on any issue proposed to be                         to be considered at the special meeting.
considered at the special meeting.

Anti-Takeover Measures


                         IDACORP                                                        RMC

The existence of unissued IDACORP common stock                       Article III of RMC's bylaws provides that RMC may
and other provisions in the our articles of                          not vote treasury shares and, absent special
incorporation, as amended, and bylaws could permit                   circumstances, shares of RMC common stock are not
our board of directors to render more difficult or to                entitled to vote if they are owned, directly or
discourage a merger, tender offer, proxy contest or                  indirectly, by a second corporation and if RMC owns,
other transaction aimed at obtaining control of                      directly or indirectly, a majority of the shares entitled
IDACORP. Additionally, we have established a                         to vote for directors of the second corporation. RMC
shareholder rights plan as described in "--                          may vote any shares held by it in a fiduciary capacity.
Shareholder Rights Plan" below that could                            The existence of unissued RMC common stock and
discourage such transactions.                                        preferred stock could permit RMC's board of
                                                                     directors to render more difficult or to discourage a
Our articles do not provide for cumulative voting and                merger, tender offer, proxy consent or other
as a result a relatively small group of shareholders                 transaction aimed at obtaining control of RMC.
may be prevented from electing directors.

The classified board provisions in our articles could have the effect of prolonging the time required for a

                                                        30




shareholder or shareholders with significant voting power to gain majority representation on the board.
This inability to immediately gain a majority representation on the board at an annual meeting of shareholders could discourage takeovers and tender offers where board approval requires a majority or a super majority to facilitate success.

Our bylaws require that for nominations or other business proposed by a shareholder to properly come before an annual meeting, the shareholder must give no more than 90 days', and no less than 60 days', notice prior to the first anniversary of the preceding year's annual meeting. The bylaws further limit business transacted at a special meeting of shareholders to the purposes set forth in the notice of the meeting. In the event we call a special meeting for the purpose of electing one or more directors, any shareholder may nominate a person or persons if the shareholder's notice is delivered no earlier than 90 days and not later than 60 days prior to the special meeting or 10 days following the day on which public announcement of the date of the special meeting is first made.

These advance notice requirements may delay the ability of individuals to bring before shareholder meetings matters other than those we deeme desirable, and may provide sufficient time for us to institute litigation or take other appropriate steps to respond to such business, or to prevent such business from being acted upon, if such response or prevention is thought to be necessary or desirable for any reason.

Our articles, as amended, authorize the issuance of 20,000,000 shares of our preferred stock. Our board has full authority to determine the terms of any series of preferred stock. Although we currently have no intention of doing so, the issuance of shares of our preferred stock could have the effect of discouraging takeover attempts.


Shareholder Rights Plan


                         IDACORP                                                        RMC

We have a shareholder rights plan designed to ensure                 RMC does not have a shareholder rights plan.
that all of our shareholders receive fair and equal
treatment in the event of any proposal to acquire
control of IDACORP. Under this plan, we declared a
distribution of one preferred share purchase right for
each of our outstanding common stock shares held on
October 1, 1998 or issued thereafter. These rights are

                                                        31




not currently exercisable and will become exercisable only if a person or group either acquires ownership of at least 20% of our voting stock or commences a tender offer that would result in the ownership of at least 20% of our voting stock. We may redeem all, but not less than all, of the rights for a price of $0.01 per right, or we may exchange the rights for cash, securities or other assets at any time prior to the close of business on the 10th day after such an acquisition.

Additionally, our board created the A Series preferred stock and reserved 1,200,000 shares for issuance upon exercise of the rights. In the event the rights become exercisable, each right entitles its holder to purchasefor $95 that number of shares of common or preferred stock with a market value of $190. If after the rights become exercisable, we are acquired in a merger or other business combination, 50% or more of our consolidated assets or earnings power are sold, or the acquirer engages in certain acts of self-dealing, each right would entitle the holder to purchase share of the acquirer's common stock with a value of $190 for $95. Any of these rights held by the acquirer become void if any of these events occurs.

The rights expire on September 30, 2008. The rights themselves do not give any voting or other rights as shareholders to their holders. The terms of the rights may be amended without the approval of any rights holders until an acquirer obtains a 20% or greater position, and then may be amended as long as the amendment is not adverse to the interests of the holders of the rights.


Indemnification


                         IDACORP                                                        RMC

Our articles of incorporation, as amended, provide                   RMC must indemnify and advance funds to or on
that we must indemnify our directors and officers                    behalf of RMC's directors and officers to the fullest
against liability and expenses and must advance                      extent permitted by the Idaho Business Corporation
expenses to our directors and officers in connection                 Act, currently in effect or as it may be amended from
with any proceeding to the fullest extent permitted by               time to time, but only to the extent that any
the Idaho Business Corporation Act as now in effect                  amendment permits broader indemnification rights.
or as it may be amended or substituted from time to                  RMC must indemnify a director who was wholly
time. Our bylaws provide that we have the power to                   successful, on the merits or otherwise, in the defense
purchase insurance on behalf of any director, officer,               of any proceeding to which  the  director  was a party
employee or agent against liability and expenses in                  because he/she was a director of the corporation
connection with any proceeding, to the extent                        against reasonable expenses incurred by the director
permitted under applicable law. The bylaws further                   in connection with the proceeding.
provide that we may enter into indemnification
agreements with any director, officer, employee or                   Under RMC's bylaws, RMC may purchase and
agent to the extent permitted under any applicable                   maintain insurance, on behalf of an individual who is


                                                        32




law.                                                                 a director or officer of RMC or who, while an RMC
                                                                     director or officer, serves at RMC's request as a
IDACORP has in effect liability insurance protecting                 director, officer, partner, trustee, employee or agent
its directors and officers against liability by reason of            of another domestic or foreign entity, against liability
their being or having been directors or officers. In                 asserted against or incurred by this individual in that
addition, IDACORP has entered into indemnification                   capacity or arising from that individual's status as a
agreements with its directors and officers to provide                director or officer.
for indemnification to the maximum extent permitted
by law.                                                              Any repeal or modification of Article X of the bylaws
                                                                     concerning indemnification of RMC directors and
                                                                     officers may only operate prospectively and may not
                                                                     affect rights under Article X in effect at the time of
                                                                     any alleged occurrence of an action or omission to act
                                                                     that is the cause of any proceeding against a director
                                                                     or officer.



Advance Notice


                         IDACORP                                                        RMC

Our bylaws require our shareholders to provide                       RMC does not have an advance notice requirement
advance notice of any business to be brought before a                for business to be brought before a shareholders
shareholders meeting.                                                meeting except that a special meeting may only
                                                                     conduct the business within the purposes described
                                                                     for calling the special meeting.


Certain Idaho Statutory Provisions

          We are subject to the Idaho Control Share Acquisition Law, which is designed to protect minority shareholders in the event that a person acquires or proposes to acquire, directly or indirectly, by tender offer or otherwise, shares giving it at least 20%, at least 33 1/3% or more than 50% of the voting power in the election of directors. This law applies to a publicly held Idaho corporation which has at least 50 shareholders unless a provision in the corporation's bylaws or articles, adopted in accordance with this law, makes an express election not to be subject to this law. We do not have any such provisions in our articles or bylaws.

          Under the Idaho Control Share Acquisition Law, an acquiring person is required to deliver to the corporation an information statement disclosing, among other things, the identity of the person, the terms of the acquisition or proposed acquisition, and the financing of this acquisition. An acquiring person cannot vote those shares acquired in a control share acquisition that exceed one of the cited thresholds unless a resolution approved by 66 2/3% of the voting power of all shares entitled to vote thereon, excluding shares held by the acquirer or an officer or director, approves of such voting power. At the request of the acquiring person, such a resolution must be put forth before shareholders at a special meeting held within 55 days after receipt of the information statement, provided that the acquiring person undertakes to pay the costs of the special meeting and delivers to the corporation copies of definitive financing agreements with responsible entities for any required financing of the acquisition. If an information statement has not been delivered to the corporation by the 10th day after the acquirer obtains shares in excess of one of the above thresholds, or the shareholders of the corporation have voted not to accord voting rights to the acquirer's shares, the corporation may redeem all, but not less than all, of the acquirer's shares at fair market value. Shares that are not accorded voting rights pursuant to this law regain their voting rights when acquired by another person in an acquisition that is not subject to this law.

          We are also subject to the Idaho Business Combination Act, which prohibits a publicly held corporation from engaging in certain business combinations with an "interested shareholder" for a period of three years after the date of the transaction in which the person became an interested shareholder unless, among other things, (i) the corporation's articles of incorporation or bylaws include a provision, adopted in accordance with this law, that expressly provides that the corporation is not subject to the statute, or (ii) a committee of the corporation's board of directors approves of the business combination or the acquisition of the shares before the date such shares were acquired. After the three year moratorium period, the corporation may not consummate a business combination unless, among other things, it is approved by the affirmative vote of the holders of at least two- thirds of the outstanding shares, other than those beneficially owned by the interested shareholder or an affiliate or associate thereof, entitled to vote or the business combination meets certain minimum price and form of payment requirements. An interested shareholder is defined to include, with certain exceptions, any person who is the beneficial owner of 10% or more of the voting power of the outstanding voting shares of the corporation. Business combinations subject to this law include certain mergers, consolidations, recapitalizations, and reverse share splits.

          The application of the Idaho Control Share Acquisition Law and the Idaho Business Combination Law may have the effect of delaying, deferring or preventing a change of control of IDACORP. Neither statute is applicable to RMC because it is not a publicly held corporation as defined in the statutes.


                        Material Interests of Affiliates

          Following the consummation of the acquisition agreement between IDACORP and RMC and the initial sale of shares thereunder, RMC's board of directors was expanded from three to six directors. Thereafter, two of RMC's directors resigned, with Michael A. Lukes remaining, and IDACORP named five new directors to the board. Mr. Lukes has participated as a director of RMC in the subsequent agreements between IDACORP and RMC, and Mr. Lukes is a party to the key shareholders agreement whereby IDACORP purchased RMC common stock from certain RMC shareholders. As a party to the key shareholder agreement, Mr. Lukes may be required to sell additional shares of his RMC common stock if less than 3,524,424 of the shares of RMC common stock subject to this exchange offer are tendered for exchange. He is also a party to the purchase and sale agreement described below. For more information on these events, please see "- - Exchange Offer as Part of the Acquisition of RMC" on page 15.

          Certain employees of RMC have also entered into employment agreements with RMC in connection with the acquisition of RMC by IDACORP. For more information please see "Employment Agreements" on page 25. A form of these employment agreements is attached as Annex C to the acquisition agreement, which is attached as Annex A hereto.

         Certain employee shareholders of RMC have also entered into a purchase and sale agreement with RMC which provides that, commencing in 2003, these shareholders shall have the opportunity to sell to RMC, and RMC shall be obligated to buy, a portion of each of these shareholder's shares of RMC common stock each year for four years. The purchases and sales will only occur if certain financial criteria are met by RMC, and, except in certain circumstances, if the selling shareholder is still employed by RMC at the time when the right to sell his or her shares of RMC common stock arises. For more information on the purchase and sale agreement, please see "-- Purchase and Sale Agreement" on page 25.

          No other affiliate of IDACORP or RMC has any material interest, direct or indirect, by security holdings or otherwise, in the exchange offer other than an indirect interest as a shareholder of IDACORP.


                                 Legal Opinions

          Robert W. Stahman., Esq., Vice President, General Counsel, and Secretary of IDACORP, and LeBoeuf, Lamb, Greene & MacRae, LLP will pass upon the legality of the common stock for IDACORP. LeBoeuf, Lamb, Greene & MacRae, LLP, for matters governed by the laws of the state of Idaho, may rely upon the opinion of Mr. Stahman. As of March 1, 2001, Mr. Stahman owned 18,271 shares of common stock of IDACORP. Mr.

Stahman is acquiring additional shares of IDACORP common stock at regular intervals through employee stock plans.

                                     Experts

         The consolidated financial statements and the related consolidated financial statement schedule incorporated in this prospectus by reference from IDACORP's Annual Report on Form 10-K for the year ended December 31, 2000, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.

          With respect to the unaudited interim financial information for the periods ended March 31, 2001 and 2000, which is incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their reports, included in IDACORP's and Idaho Power Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not "reports" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.



                       Where You Can Find More Information

          RMC is not subject to the informational and reporting requirements of the Securities Exchange Act of 1934, as amended and therefore does not file reports, proxy statements or other information with the Securities and Exchange Commission. RMC common stock is not listed on any stock exchange.

          We file annual and quarterly reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy these reports at any of the facilities of the SEC listed below:


Public Reference Facilities    Regional Office             Regional Office
---------------------------    ---------------             ---------------
450 Fifth Street, NW           500 West  Madison Street    7 World Trade Center
Washington, D.C. 20549         Suite 1400                  Suite 1300
                               Chicago, IL 60661-2511      New York, NY  10048


          You may obtain copies of our filed reports from the SEC upon payment of a duplicating fee. Please call the SEC at 1-800-SEC-0330 for further information on the public reference facilities. The SEC maintains an Internet site that contains reports, proxy and information statements and other information about issuers that file electronically. The address of that site is http://www.sec.gov.

          This prospectus is part of a registration statement that we filed with the SEC. This prospectus does not contain all the information in, or exhibits to, the registration statement. You may inspect the registration statement and exhibits without charge at the SEC's office, 450 Fifth Street, NW, Washington, D.C. 20549, and you may obtain copies upon payment of a duplication fee.

          The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents that we filed with the SEC under SEC file number 1-14465.

          1. Annual Report on Form 10-K for the year ended December 31, 2000.

          2. Quarterly Report on Form 10-Q for the quarter ended March 31, 2001.

          3. The description of IDACORP's common stock contained in the registration statement on Form 8-A, dated October 20, 1999.

          4. The description of the preferred share purchase rights contained in IDACORP's registration statement on Form 8-A, dated September 15, 1998, as amended by Form 8-A/A, dated October 20, 1999.

          5. IDACORP's proxy statement filed in connection with the annual meeting of its shareholders held on May 17, 2001.

          6. All documents we file under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before we terminate the exchange offer.

          Any statement contained in an incorporated document shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed incorporated document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

          We will provide to each person, including any beneficial owner, to whom a prospectus is offered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. You may obtain a copy of any of these documents at no cost by written or oral request to us at the following address:

                               Shareowner Services
                                  IDACORP, Inc.
                             1221 West Idaho Street
                               Boise, Idaho 83702
                                 (208) 388-2200

                                 Exchange Agent

          The exchange agent for the offer is:  IDACORP, Inc.

                                                                                BY OVERNIGHT, CERTIFIED
                                                                                OR
         BY MAIL                            BY HAND                             EXPRESS MAIL DELIVERY
--------------------------------        --------------------------------         ---------------------------------------
Attention: Shareowner Services          Attention: Shareowner Services          Attention: Shareowner Services
1221 W. Idaho Street                    1221 W. Idaho Street                    1221 W. Idaho Street
Boise, Idaho 83702-5627                 Boise, Idaho 83702-5627                 Boise, Idaho 83702-5627


                            BY FACSIMILE TRANSMISSION
                  ---------------------------------------------
                                 (208)-388-6955

                           Confirmation Phone Number:
                                 (208)-388-2566


         You may direct any questions and requests for assistance to IDACORP Shareowner Services at the address and telephone number listed below. You can also obtain additional copies of this document, the letter of transmittal, the instructions to the letter of transmittal and other exchange offer materials from IDACORP Shareowner Services.

          The address and telephone number of IDACORP Shareowner Services is:

                               Shareowner Services
                                  IDACORP, Inc.
                             1221 West Idaho Street
                               Boise, Idaho 83702
                               Tel: (208) 388-2200

          No person has been authorized to give any information or to make any representation not contained in this prospectus. If given or made, such information or representation must not be relied upon as having been authorized by either IDACORP or RMC. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy shares of IDACORP common stock to or from any person to or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. Neither the delivery of this prospectus nor any distribution of the securities made under this prospectus shall, under any circumstances, create any implication that there has been no change in the affairs of RMC or IDACORP or in the information set forth herein since the date of this prospectus.

                Part II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 21.  Exhibits and Financial Statement Schedules.

Exhibit      File Number        As Exhibit



5.1                                          -Opinion and consent of Robert W.
                                             Stahman, Esq.

5.2                                          -Opinion and consent of LeBoeuf,
                                             Lamb, Greene, & MacRae, LLP.

15.1 -Letter from Deloitte & Touche LLP regarding unaudited interim financial information

23.1                                         -Consent of Deloitte & Touche LLP

                                   SIGNATURES


          Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boise, State of Idaho, on the 22nd day of June, 2001.


                                                  IDACORP, Inc.

                                                  By  /s/ Jan B. Packwood
                                                     Jan B.  Packwood
                                                     President and Chief
                                                       Executive Officer


          Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


         Signature                                        Title                               Date
         ---------                                        -----                               ----

 /s/ Jon H. Miller*                               Chairman of the Board                  June 22, 2001
 -------------------------------------
      (Jon H. Miller)
 /s/ Jan B. Packwood                      President, Chief Executive Officer and         June 22, 2001
 -----------------------------------                    Director
     (Jan B. Packwood)

 /s/ J. LaMont Keen                        Senior Vice President-Administration          June 22, 2001
 ------------------------------------                     and
     (J. LaMont Keen)                           Chief Financial Officer
                                             (Principal Financial Officer)

 /s/ Darrel T. Anderson*                  Vice President - Finance and Treasurer         June 22, 2001
 ------------------------------------        (Principal Accounting Officer)
   (Darrel T. Anderson)

 /s/ Rotchford L. Barker*                                Director                        June 22, 2001
 ------------------------------------
   (Rotchford L. Barker)

 /s/ Roger L. Breezley*                                  Director                        June 22, 2001
 -------------------------------------
    (Roger L. Breezley)

 /s/ John B. Carley*                                     Director                        June 22 , 2001
 ---------------------------------------
     (John B. Carley)

 /s/ Peter T. Johnson*                                   Director                        June 22 , 2001
 --------------------------------------
    (Peter T. Johnson)

 /s/ Jack K. Lemley*                                     Director                        June 22, 2001
 -------------------------------------
     (Jack K. Lemley)


                                                II-2




         Signature                                        Title                               Date

 /s/ Evelyn Loveless*                                    Director                        June 22, 2001
 --------------------------------------
     (Evelyn Loveless)

 /s/ Peter S. O'Neill*                                   Director                        June 22, 2001
 ---------------------------------------
    (Peter S. O'Neill)

 /s/ Robert A. Tinstman*                                 Director                        June 22, 2001
 -----------------------------------
   (Robert A. Tinstman)

*By: /s/ J.  LaMont Keen
     -------------------------------
        (J.  LaMont Keen)
        (attorney-in-fact)


                                  Exhibit Index


Exhibit      File Number        As Exhibit



5.1                                          -Opinion and consent of Robert W.
                                             Stahman, Esq.

5.2                                          -Opinion and consent of LeBoeuf,
                                             Lamb, Greene, & MacRae, LLP.

15.1 -Letter from Deloitte & Touche LLP regarding unaudited interim financial information

23.1                                         -Consent of Deloitte & Touche LLP